EXHIBIT 99.1

McDermott Reports Third Quarter 2017 Financial and Operational Results

Exceptional Third Quarter Results Driven by One McDermott Way

Successful Marine Campaign on Inpex Ichthys Brings World’s Largest Subsea Development Closer to Completion

Middle East Award Demonstrates Strong Relationship with Repeat Customer

Award for KG-D6 from Reliance Industries Supports Focus in Core Growth Markets

Increased Bidding Activity and FEED Opportunities Continue to Sustain Strong Revenue Opportunity Pipeline

Company to Host Conference Call and Webcast Today at 7:30 a.m., Central Time

HOUSTON, Nov. 01, 2017 (GLOBE NEWSWIRE) -- McDermott International, Inc. (NYSE:MDR) (“McDermott,” the “Company,” “we” or “us”) today announced financial and operational results for the third quarter and nine months ended September 30, 2017.

	($ in millions, except per share amounts)
	Three Months Ended		Delta	Nine Months Ended		Delta
	Sept 30, 2017	Sept 30, 2016	Yr-over-Yr	Sept 30, 2017	Sept 30, 2016	Yr-over-Yr
Revenues	$958.5	$558.5	$400.0	$2,266.6	$1,994.2	$272.4
Operating Income	127.1	43.1	84.0	270.3	136.0	134.3
Operating Margin	13.3%	7.7%	5.6%	11.9%	6.8%	5.1%
Net Income	94.7	16.1	78.6	153.0	34.6	118.4
Diluted EPS	0.33	0.06	0.27	0.54	0.12	0.42
Adjusted Operating Income[1]	127.1	56.6	70.5	270.3	190.8	79.5
Adjusted Operating Margin[1]	13.3%	10.1%	3.2%	11.9%	9.6%	2.3%
Adjusted Net Income[1,2]	94.7	25.8	68.9	153.0	84.9	68.1
Adjusted Diluted EPS[1,2]	0.33	0.09	0.24	0.54	0.30	0.24

Cash Provided by Operating Activities	45.3	49.8	(4.5)	135.5	125.6	9.9

1 Adjusted Operating Income and Adjusted Margin include the following adjustments to Operating Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”):

  $1.8 million and $10.7 million of restructuring charges during the third quarter and nine months ended September 30, 2016, respectively.
  $11.8 million and $44.1 million of impairment charges during the third quarter and nine months ended September 30, 2016, respectively.

Adjusted Net Income includes the adjustments to Operating Income computed in accordance with GAAP mentioned above and the following adjustment for non-operating activity:

  $5.0 million gain during the quarter and nine months ended September 30, 2016, resulting from the exit of our joint venture investment in THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of TH Heavy Engineering Berhad (“THHE”).

The calculations of total and per share Adjusted Net Income and Adjusted Operating Income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”  The appendix also includes additional information related to the adjustments mentioned above.
2 The calculations of Adjusted Net Income and Adjusted Diluted EPS reflect the tax effects of Non-GAAP adjustments during the period.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to those items.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable tax jurisdiction.

“I am extremely pleased to announce our exceptional third quarter results. The One McDermott Way continues to drive excellence in project execution throughout the company and led to increasing profitability in the third quarter. This quarter, we had many operational accomplishments, including: near completion of the largest subsea project in the world, Inpex Ichthys, with successful completion of the mooring and hook-up of the FPSO facility and installation of the flexible risers; significant progress on the Pemex Abkatun-A2 and BP Angelin projects in our Altamira facility; and a flawless dual lift with the DB 27 and DB 30 on the Marjan power system project,” said David Dickson, President and Chief Executive Officer of McDermott. “We also recently announced two letters of award; a significant award in the Middle East, demonstrating our operational expertise and strong relationships in the area, and an award for KG-D6, a significant subsea installation project, from Reliance Industries in India, supporting our continued focus and growing presence in the country. This quarter, our company-wide focus on safety led us to surpass an impressive 60 million man-hours LTI-free as a company. We also continue to see a robust revenue opportunity pipeline throughout all three areas, with increased bidding opportunities and a growing level of FEED activity.”

Third Quarter 2017 Operating Results

Third quarter 2017 earnings attributable to McDermott stockholders, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), were $94.7 million, or $0.33 per fully diluted share, compared to $16.1 million, or $0.06 per fully diluted share, for the prior-year third quarter. This quarter, we made no adjustments from our presentation in accordance with GAAP net income.  For the prior-year third quarter, we reported adjusted net income of $25.8 million, or $0.09 per adjusted fully diluted share, excluding restructuring charges of $1.8 million, an impairment loss of $11.8 million and a gain of $5.0 million on the exit of our joint venture with THHE.

We reported third quarter 2017 revenues of $958.5 million, an increase of $400.0 million, compared to revenues of $558.5 million for the prior-year third quarter. The key projects driving revenue for the third quarter of 2017 were the Saudi Aramco LTA II Lump Sum, Saudi Aramco Marjan power system replacement and Inpex Ichthys projects. The increase from the prior-year third quarter was primarily due to increased activity across the portfolio of projects in the Middle East.

Our operating income for the third quarter of 2017 was $127.1 million, or an operating margin of 13.3%, compared to $43.1 million, or an operating margin of 7.7%, for the third quarter of 2016. This quarter, we made no adjustments from our presentation in accordance with GAAP operating income. For the prior-year third quarter, we reported adjusted operating income of $56.6 million, or an adjusted operating margin of 10.1%, excluding the restructuring charges and impairment mentioned above. Operating income for the third quarter of 2017 was primarily driven by fabrication and marine activity on the Saudi Aramco LTA II Lump Sum project, marine activity on the Saudi Aramco Marjan power system replacement project and progress on the Inpex Ichthys project.

Cash provided by operating activities in the third quarter of 2017 was $45.3 million, a decrease compared to the $49.8 million of cash provided in the third quarter of 2016. The decrease was primarily driven by working capital build on projects with national oil companies, partially offset by higher operating results.

Nine Months Ended September 2017 Operating Results

Earnings attributable to McDermott stockholders, computed in accordance with GAAP, in the first nine months of 2017 were $153.0 million, or $0.54 per fully diluted share, compared to earnings of $34.6 million, or $0.12 per fully diluted share, for the corresponding 2016 period. For the first nine months of 2017, we made no adjustments from GAAP net income.  For the first nine months of 2016, we reported an adjusted net income of $84.9 million, or $0.30 per adjusted fully diluted share, excluding restructuring charges of $10.7 million, impairment charges of $44.1 million and a gain of $5.0 million on the exit of the joint venture with THHE.

Revenues for the first nine months of 2017 were $2,266.6 million, an increase of $272.4 million, compared to revenues of $1,994.2 million for the corresponding 2016 period. The key projects driving revenue for the first nine months of 2017 were the Saudi Aramco LTA II Lump Sum, Saudi Aramco Marjan power system replacement, Inpex Ichthys and ONGC Vashishta projects. The increase from the prior-year first nine months was primarily due to increased activity across the portfolio of projects in the Middle East.

Our operating income for the first nine months of 2017 was $270.3 million, or an operating margin of 11.9%, compared to $136.0 million, or an operating margin of 6.8%, for the same period of 2016.  For the first nine months of 2017, we made no adjustments from GAAP operating income.  For the first nine months of 2016, we reported adjusted operating income of $190.8 million, or an adjusted operating margin of 9.6%, excluding the restructuring charges and impairment mentioned above. Operating income for the first nine months of 2017 was primarily driven by fabrication and marine activity on the Saudi Aramco LTA II Lump Sum project, marine activity on the Saudi Aramco Marjan power system replacement project and progress on the Inpex Ichthys project.

Cash provided by operating activities in the first nine months of 2017 was $135.5 million, an increase compared to the $125.6 million of cash provided in the corresponding period of 2016. The increase was primarily driven by higher operating results and reflected a lower than anticipated working capital build with national oil companies in the first nine months of 2017 through our efficient working capital management.

Operational Review

Revenue Pipeline	As of Sept 30, 2017
	AEA		MEA		ASA		Total
($ in billions)
Backlog	$0.5		$1.6		$0.3		$2.4
Bids & Change Orders Outstanding[1]	2.9		1.5		1.0		5.4
Targets[2]	4.5		4.8		3.3		12.6
Total	7.9		7.9		4.6		20.4

Operating Results	Three Months Ended Sept 30, 2017							Nine Months Ended Sept 30, 2017
	Segment Operating Results						Corporate and Other[3]	Segment Operating Results						Corporate and Other[3]
	AEA		MEA		ASA			AEA		MEA		ASA
($ in millions)
New Orders	$21.4		$41.5		$26.0		$-	$163.4		$130.1		$79.2		$-
Revenue	61.0		736.3		161.2		-	130.7		1,603.0		533.0		-
Book-to-Bill	0.4	x	0.1	x	0.2	x	-	1.3	x	0.1	x	0.1	x	-
Operating Income	(7.2)		163.6		23.7		(53.1)	(18.3)		345.5		86.4		(143.3)
Operating Margin	-11.8%		22.2%		14.7%		-	-14.0%		21.6%		16.2%		-
Capex	5.4		7.9		1.8		1.1	20.7		18.5		7.5		50.4

1 There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.
2 Target projects are those that McDermott has identified as anticipated to be awarded by customers in the next five quarters through competitive bidding processes and capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott.
3 Corporate and Other includes corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

As of September 30, 2017, the Company’s backlog was $2.4 billion, compared to $3.3 billion at June 30, 2017. Of the September 30, 2017 backlog, 85% was related to offshore operations and 15% was related to subsea operations. Order intake in the third quarter of 2017 totaled $89 million, resulting in a book-to-bill ratio of 0.1x. At September 30, 2017, there were bids and change orders outstanding and identified target projects of approximately $5.4 billion and $12.6 billion, respectively, in the revenue opportunity pipeline that we expect will be awarded in the market through December 31, 2018. In total, the revenue opportunity pipeline, including the Company’s backlog, was $20.4 billion as of September 30, 2017.

In the Americas, Europe and Africa (“AEA”) Area, the Pemex Abkatun-A2 project continued to progress on schedule, with fabrication activities on the compression platform and several key deck lifts, and with only the top deck lift remaining and scheduled for the fourth quarter. Thirty percent of spool fabrication has been achieved, and jacket fabrication continues ahead of schedule. The BP Angelin project continued to progress well, with procurement of all the topside equipment and packages and the jacket and topside fabrication underway. Onshore commissioning is scheduled to commence in the fourth quarter, and preparations are being made for the loadout and offshore campaign to take place during 2018. The rigid pipeline stalks for the Hess Penn State project were successfully loaded out from our Gulfport spoolbase and the NO 105 subsequently completed the safe installation of the pipeline, including all required pre-commissioning. On the Atlanta Project in Brazil, we are finalizing plans for mobilization of the vessels to perform installation activities. Also during the quarter, we secured a project for fabrication of a pipeline in our Gulfport spoolbase and installation by the NO 105.

In the Middle East (“MEA”) Area, fabrication activity continued above standard utilization levels, with area marine assets operating at historic levels while maintaining high standards of quality, performance and safety. Fabrication on each of the Saudi Aramco LTA II Lump Sum, Header 9, BRRI Platform and 9 Jackets projects is progressing on schedule.  The Marjan power system replacement project is progressing ahead of schedule, with marine activity for the jacket and deck installation and hook-up work taking place during the quarter. Engineering, fabrication and procurement activities associated with the Safaniya Phase 5 project are progressing well, and fabrication on the 4 Jackets and 3 Observation Platforms project continues to progress in line with the agreed schedule. The KJO Hout project is substantially complete, with the final pipeline tie-in and pre-commissioning scheduled to take place in the fourth quarter. During the quarter, we were awarded one of the larger front-end engineering and designs (“FEED”) for McDermott to date in the area, by a repeat customer. The Area’s exceptional QHSES performance was maintained through the third quarter, achieving more than 68 million man hours Lost Time Incident (“LTI”) free.

In the Asia (“ASA”) Area, progress continued on the Inpex Ichthys project, with the successful completion of the mooring and hook-up of the floating production storage offloading (“FPSO”) facility off the western coast of Australia and installation of the flexible risers by the LV 108. Pre-commissioning work continues with our operational performance now significantly de-risked. Woodside Greater Western Flank Phase II pipeline project is progressing on schedule, with engineering, procurement and fabrication currently taking place. In India, the ONGC Vashishta project continues to achieve progress with the NO 102 completing the installation of the remaining deepwater umbilicals and most of the pipeline jumpers. Our consortium partner, Larsen & Toubro, has completed the construction of the onshore pipeline sections and installation of the onshore umbilical. A consortium of McDermott and Baker Hughes, a GE company, was awarded a FEED contract by POSCO Daewoo Corporation for an engineering, procurement, construction, installation and commissioning (“EPCIC”) tender for Shwe Phase 2, covering new subsea umbilicals, risers and flowlines (“SURF”) and subsea production system (“SPS”) facilities and platform brownfield modifications, offshore Myanmar.  Engineering work on the FEED competition commenced in August and is progressing on schedule.

In the third quarter of 2017 for Corporate and Other, costs were mainly attributable to selling, general and administrative expenses of $27.1 million and unallocated direct operating expenses of $24.1 million. Unallocated direct operating expenses were primarily driven by the ramp-down of activity in the Batam fabrication yard and underutilization of certain marine assets.

Full Year 2017 Guidance

($ in millions, except per share amounts or as indicated for revenues)

	Q2'17 Guidance	Q3'17 Guidance
Revenues	~$3.2B	~$3.0B
Operating Income	~$265	~$295
Operating Margin	~8.0%	~9.8%
Net Income[1]	~$120	~$150
Diluted Income Per Share	~$0.42	~$0.53

Debt Measures
Net Interest Expense[2]	~$70	~$65
Cash Interest / DIC Amortization Interest	~$55/~$15	~$50/~$15
Ending Cash, Restricted Cash and Cash Equivalents	~$315	~$360
Ending Gross Debt[3]	~$550	~$550

Other Financial Measures
Income Tax Expense	~$70	~$75
EBITDA[4]	~$365	~$395
Cash from Operating Activities	~$85	~$120
Capex	~$120	~$120
Free Cash Flow[4]	~$(35)	~$ -
Adjusted Free Cash Flow[4]	~$17	~$52
Corporate and Other[5]	~$(190)	~$(210)

~ = approximately
1 Our forecasted net income attributable to McDermott includes an estimate of the 2017 year-end pension actuarial gain or loss.
2 Net Interest Expense is gross interest expense less capitalized interest and interest income.
3 Ending Gross Debt excludes debt issuance costs.
4 The calculations of EBITDA, Free Cash Flow and Adjusted Free Cash Flow, which are Non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to GAAP Financial Measures.”
5 Corporate and Other includes corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

We are adjusting our 2017 full year guidance this quarter. Earnings metrics are increasing due to exceptional operational performance, close-outs and change orders on existing projects and better than anticipated weather conditions in the third quarter.

Driven by the increase in earnings metrics above, we are now forecasting Cash from Operating Activities of $120 million. The forecasted Ending Cash, Restricted Cash and Cash Equivalents for 2017 are expected to increase to approximately $360 million as a result of our improved free cash flow.

Other Financial Information
Weighted average common shares outstanding on a fully diluted basis were approximately 285.8 million and 283.9 million for the quarters ended September 30, 2017 and 2016, respectively, and 284.9 million and 283.1 million for the nine months ended September 30, 2017 and 2016, respectively. Additional weighted average shares of 12.8 million related to the Tangible Equity Units (“TEUs”), as well as other potentially dilutive shares, were included for the nine months ended September 30, 2017, and 40.9 million weighted average shares related to the TEUs, as well as other potentially dilutive shares, were included for the quarter and nine months ended September 30, 2016.

Conference Call

McDermott has scheduled a conference call and webcast related to its third quarter 2017 results at 7:30 a.m., U.S. Central Time, today.  Interested parties may listen over the Internet through a link posted in the Investor Relations section of McDermott’s website. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode 95919773. In addition, a presentation will be available on the Investor Relations section of McDermott’s website that contains supplemental information on McDermott’s financials, operations and 2017 Guidance.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons.  Our customers include national and major energy companies.  Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 12,000 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver.  McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

Non-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations.

Non-GAAP measures include the total and diluted per share amounts of adjusted net income attributable to McDermott and adjusted operating income and operating income margin for McDermott, in each case excluding the impact of certain identified items.  The excluded items represent items that our management does not consider to be representative of our normal operations.  We believe that total and diluted per share adjusted net income and adjusted operating income and operating margin are useful measures for investors to review, because they provide a consistent measure of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses adjusted net income and adjusted operating income as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

The forecast non-GAAP measures we have presented in this press release include forecast free cash flow, adjusted free cash flow and EBITDA, in each case excluding the impacts of certain identified items. We believe these forward-looking financial measures are within reasonable measure.  We define “free cash flow” as cash flows from operations less capital expenditures.  We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance shareholder value, such as making acquisitions or other investments.  Our management uses free cash flow for that reason.  Additionally, adjusted free cash flow represents free cash flow plus cash received as a result of the sale-leaseback arrangement for the Amazon vessel.  We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes.  We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry.  Our management also uses EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash that we must use to service our debt or pay our income taxes, and thus does reflect the funds actually available for capital expenditures, dividends or various other purposes.  Our presentations of free cash flow and EBITDA may not be comparable to similarly titled measures in other companies’ reports.   You should not consider free cash flow and EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, among other things, statements about backlog, bids and change orders outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the expected scope, execution and timing of activities associated with the projects discussed and McDermott’s earnings and other guidance for 2017 and expectations related to the guidance. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to execute on contracts in backlog successfully, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings.  If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected.  You should not place undue reliance on forward looking statements.  For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q. This press release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

CONTACT:

Investors & Financial Media
Ty Lawrence
Vice President, Treasurer and Investor Relations
281.870.5147
TPLawrence@mcdermott.com

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands, except share and per share amounts)
Revenues	$958,531	$558,543	$2,266,635	$1,994,202

Costs and Expenses:
Cost of operations	773,910	455,430	1,852,949	1,666,775
Research and development expenses	1,657	69	2,958	199
Selling, general and administrative expenses	55,671	46,983	142,280	137,386
Other operating (income) expenses, net	221	13,006	(1,808)	53,806
Total costs and expenses	831,459	515,488	1,996,379	1,858,166

Operating income	127,072	43,055	270,256	136,036

Other expense:
Interest expense, net	(11,976)	(17,431)	(50,886)	(41,324)
Other non-operating income (expense), net	803	5,237	(1,074)	(1,005)
Total other expense, net	(11,173)	(12,194)	(51,960)	(42,329)

Income before provision for income taxes	115,899	30,861	218,296	93,707

Provision for income taxes	19,532	15,976	53,221	55,110

Income before income (loss) from Investments in Unconsolidated Affiliates	96,367	14,885	165,075	38,597

Income (loss) from Investments in Unconsolidated Affiliates	(3,441)	1,507	(11,495)	(2,844)

Net income	92,926	16,392	153,580	35,753

Less: Net income (loss) attributable to noncontrolling interest	(1,775)	284	550	1,160

Net income attributable to McDermott International, Inc.	$94,701	$16,108	$153,030	$34,593

Net income per share attributable to McDermott International, Inc.:
Basic	$0.33	$0.07	$0.57	$0.14
Diluted	$0.33	$0.06	$0.54	$0.12

Shares used in the computation of net income per share:
Basic	283,991,161	240,899,888	269,720,153	240,093,169
Diluted	285,774,621	283,907,353	284,859,710	283,132,920

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2017	2016	2017	2016
	(In thousands, except share and per share amounts)

Net income attributable to McDermott International, Inc.	$94,701	$16,108	$153,030	$34,593

Weighted average common shares (basic)	283,991,161	240,899,888	269,720,153	240,093,169
Effect of dilutive securities:
Tangible equity units	-	40,896,300	12,827,388	40,896,300
Stock options, restricted stock and restricted stock units	1,783,460	2,111,165	2,312,169	2,143,451
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	285,774,621	283,907,353	284,859,710	283,132,920

Net income attributable to McDermott International, Inc.
Basic:	$0.33	$0.07	$0.57	$0.14
Diluted:	$0.33	$0.06	$0.54	$0.12

SUPPLEMENTARY DATA

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Depreciation & amortization	$28,347	$27,826	$78,032	$76,755
Capital expenditures	16,184	26,719	97,106	197,393
Backlog	2,427,940	3,916,240	2,427,940	3,916,240

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(In thousands, except share and per share amounts)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$416,352	$595,921
Restricted cash and cash equivalents	18,221	16,412
Accounts receivable—trade, net	263,119	334,384
Accounts receivable—other	47,237	36,929
Contracts in progress	855,531	319,138
Other current assets	38,049	29,599
Total current assets	1,638,509	1,332,383
Property, plant and equipment	2,630,228	2,586,179
Less accumulated depreciation	(965,819)	(898,878)
Property, plant and equipment, net	1,664,409	1,687,301
Accounts receivable—long-term retainages	75,615	127,193
Investments in Unconsolidated Affiliates	10,226	17,023
Deferred income taxes	14,439	21,116
Other assets	58,237	37,214
Total assets	$3,461,435	$3,222,230

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$19,035	$48,125
Accounts payable	511,092	173,203
Accrued liabilities	358,586	277,584
Advance billings on contracts	42,793	192,486
Income taxes payable	31,346	17,945
Total current liabilities	962,852	709,343
Long-term debt	521,642	704,395
Self-insurance	18,014	16,980
Pension liabilities	18,870	19,471
Non-current income taxes	60,626	60,870
Other liabilities	119,506	115,703
Commitments and contingencies
Stockholders' equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares;
issued 292,502,927 and 249,690,281 shares, respectively	292,503	249,690
Capital in excess of par value	1,660,114	1,695,119
Accumulated deficit	(73,737)	(226,767)
Accumulated other comprehensive loss	(53,604)	(66,895)
Treasury stock, at cost: 8,494,167 and 8,302,004 shares, respectively	(96,245)	(94,957)
Stockholders' Equity—McDermott International, Inc.	1,729,031	1,556,190
Noncontrolling interest	30,894	39,278
Total equity	1,759,925	1,595,468
Total liabilities and equity	$3,461,435	$3,222,230

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income	$153,580	$35,753
Non-cash items included in net income:
Depreciation and amortization	78,032	76,755
Impairment loss	-	44,069
Stock-based compensation charges	19,543	14,011
Loss from investments in Unconsolidated Affiliates	11,495	2,844
Other non-cash items	17,525	7,782
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	119,623	(29,661)
Contracts in progress, net of Advance billings on contracts	(673,420)	53,608
Accounts payable	338,906	(110,196)
Accrued and other current liabilities	79,866	(13,426)
Other assets and liabilities, net	(9,648)	44,060
Total cash provided by operating activities	135,502	125,599

Cash flows from investing activities:
Purchases of property, plant and equipment	(97,106)	(197,393)
Proceeds from asset dispositions	55,391	1,123
Investments in Unconsolidated Affiliates	(2,769)	(4,105)
Total cash used in investing activities	(44,484)	(200,375)

Cash flows from financing activities:
Repayment of debt	(230,715)	(93,755)
Payment of debt issuance cost	(20,564)	(8,256)
Acquisition of Noncontrolling interest	(10,652)	-
Repurchase of common stock	(7,126)	(3,909)
Total cash used in financing activities	(269,057)	(105,920)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	279	(861)
Net decrease in cash, cash equivalents and restricted cash	(177,760)	(181,557)
Cash, cash equivalents and restricted cash at beginning of period	612,333	781,645
Cash, cash equivalents and restricted cash at end of period	$434,573	$600,088

McDERMOTT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended		Nine Months Ended
	Sept 30, 2017	Sept 30, 2016	Sept 30, 2017	Sept 30, 2016
(In thousands, except share and per share amounts)

GAAP Net Income Attributable to MDR	$94,701	$16,108	$153,030	$34,593

Less: Adjustments
Restructuring charges[1]	-	1,836	-	10,687
Impairment loss[2]	-	11,758	-	44,069
Gain on JV exit[3]	-	(5,003)	-	(5,003)
Total Non-GAAP Adjustments	-	8,591	-	49,753
Tax Effect of Non-GAAP Changes[4]	-	1,094	-	594
Total Non-GAAP Adjustments (After Tax)	-	9,685	-	50,347

Non-GAAP Adjusted Net Income Attributable to McDermott	$94,701	$25,793	$153,030	$84,940

GAAP Operating Income	$127,072	$43,055	$270,256	$136,036
Non-GAAP Adjustments[5]	-	13,594	-	54,756
Non-GAAP Adjusted Operating Income	$127,072	$56,649	$270,256	$190,792
Non-GAAP Adjusted Operating Margin	13.3%	10.1%	11.9%	9.6%

GAAP Diluted EPS	$0.33	$0.06	$0.54	$0.12
Non-GAAP Adjustments	-	0.03	-	0.18
Non-GAAP Diluted EPS	$0.33	$0.09	$0.54	$0.30

Shares used in computation of income per share:
Basic	283,991,161	240,899,888	269,720,153	240,093,169
Diluted	285,774,621	283,907,353	284,859,710	283,132,920

Cash flows from operating activities	$45,319	$49,809	$135,502	$125,599
Capital expenditures	(16,184)	(26,719)	(97,106)	(197,393)
Free cash flow	$29,135	$23,090	$38,396	$(71,794)

GAAP Revenue	$958,531	$558,543	$2,266,635	$1,994,202

1 Restructuring charges were primarily associated with personnel reductions, facility closures, consultant fees, lease terminations and asset impairments.
2 We recognized $11.8 million and $44.1 million of impairment charges during the quarter and nine months ended September 30, 2016. During the third quarter of 2016, we recognized impairment of $11.8 million on certain marine assets.  In the first quarter of 2016, we recognized impairment of $32.3 million related to our Agile vessel following the customer’s termination of the vessel charter in May 2016 and given the lack of opportunities for the vessel. The Agile was decommissioned and disposed of in the third quarter of 2016.
3 We recognized a $5.0 million gain resulting from the exit from our joint venture investment in THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of TH Heavy Engineering Berhad (“THHE”), in the third quarter of 2016.
4 Represents tax effects of Non-GAAP adjustments.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to those items.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable tax jurisdiction.
5 Includes the Non-GAAP adjustments described in footnotes 1 and 2 above for each applicable period.

McDERMOTT INTERNATIONAL, INC. RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

	Q2'17 Guidance	Q3'17 Guidance
(In millions)

Cash flows from operating activities	~$85	~$120
Capital expenditures	~120	~120
Free cash flow	~$(35)	~$ -
Cash received from Amazon sale leaseback arrangement	52	52
Adjusted free cash flow	~$17	~$52

GAAP Net Income (Loss) Attributable to McDermott	~$120	~$150
Add:
Depreciation and amortization	~105	~105
Interest expense, net	~70	~65
Provision for taxes	~70	~75
EBITDA	~$365	~$395